Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-214228 and 333-221459), as amended, Form S-3 (File No. 333‑203393), as amended, and Form S-8 (File Nos. 333-140588, 333‑171723, 333-180142, 333‑214229, and 333-221460) of Silver Bull Resources, Inc. (the "Company") of our report dated January 16, 2018 relating to the audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K for the year ended October 31, 2017.

/s/ Smythe LLP
Smythe LLP
Chartered Professional Accountants

Vancouver, Canada
January 16, 2018